UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 6, 2010

OptimumBank Holdings, Inc.
(Exact name of registrant as specified in its charter)

Florida	000-50755	55-0865043
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2477 E. Commercial Blvd., Ft. Lauderdale, FL 33308	33308
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (954) 776-2332

________________________________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 29, 2010, OptimumBank Holdings, Inc. (the "Company") received a letter from The Nasdaq Stock Market ("Nasdaq") indicating that the Company is not in compliance with Marketplace Rule 5450(a)(1) (the "Bid Price Rule") because the closing bid price per share of its common stock has been below $1.00 per share for 30 consecutive business days.

In accordance with Marketplace Rule 5810(c)(3)(A), the Company has been provided with a 180 calendar day grace period, or until December 27, 2010, to regain compliance with the Bid Price Rule. To regain compliance with the Bid Price Rule, the closing bid price of the Company's common stock must remain at $1.00 per share or more for a minimum of ten consecutive business days.

The Company is evaluating its options to resolve the deficiency, including a possible reverse stock split.

Effective July 1, 2010, the Company transferred the listing of its common stock to The Nasdaq Capital Market because the Company's market value of publicly held shares fell below the minimum $5 million requirement for continued listing on The Nasdaq Global Market.

The Company issued a press release on July 6, 2010 that disclosed its receipt of this notice from Nasdaq and the transfer of its common stock to The Nasdaq Capital Market. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

As described in Item 3.01 of this Current Report on Form 8-K, the following exhibit is furnished as part of this Current Report.

    Exhibit 99.1.       Press release dated July 6, 2010

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OptimumBank Holdings, Inc. (Registrant)
July 6, 2010 (Date)	/s/ RICHARD L. BROWDY Richard L. Browdy President

Exhibit Index
99.1	Press release dated July 6, 2010